QUAKER INVESTMENT
TRUST BLUE SKY COMPLIANCE
SERVICING AGREEMENT
     THIS AGREEMENT is made and entered into this 17 day of November, 2006, by and between QUAKER INVESTMENT TRUST, a Massachusetts trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).
     WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;
     WHEREAS, USBFS is, among other things, in the business of providing state registration services for the benefit of its customers;
     WHEREAS, the Trust desires to retain USBFS to provide state registration compliance services (“Blue Sky Services”) for each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a “Fund”, collectively the “Funds”); and
     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1.	Appointment of USBFS to Provide Blue Sky Services

The Trust hereby appoints USBFS to provide Blue Sky Services to the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.	Services and Duties of USBFS
     USBFS shall provide the following Blue Sky Services for the Funds, including but not limited to:
A.	Prepare and file initial state registrations and renewals, including all necessary post-effective amendments, sales reports, and other required state filings.

B.	Monitor registration status in each state, including the registration status of each series in each state in effect as of the date of this Agreement.

C.	Develop Blue Sky sales interface with all relevant discount brokerages and other financial institutions as directed by the Trust.

D.	Prepare stale registration permit status.

E.	On a daily basis, monitor permit status and share authorization for each stale

F.	Evaluate the potential sales exemptions as provided by state statutes.

G.	Monitor all changes in stale statutes for required registration

H.	Provide daily sales interface from the USBFS transfer agent system.

I.	Provide compliance tracking system including on-line state permit registration requirements.
3.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hcreunder. The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of l 1/2% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Trust to USBFS shall only be paid out of the assets and property of the particular Fund involved.

4.	Indemnification; Limitation of Liability
A.	USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with mailers to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) which USBFS may sustain or incur or which may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure lo comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement, (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Trust, such duly authorized officer to be included in a list of authorized officers furnished to USBFS and as amended from time lo time in writing by resolution of the Board of Trustees.
USBFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct. Notwithstanding the above, the Trust accepts all responsibility, including, but not limited to, liability for any rescission action for filing state securities registrations, or failing to file securities registrations, for all of the Funds prior to the date of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond USBFS’s control. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect USBFS’s premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.
B.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which ihe indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.
5.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior written notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust. The prior written notification from USBFS to the Trust shall be sent within five (5) business days of any request received by USBFS from civil or criminal authorities.

Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the “Act”). Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Trust’s shareholders to any third party unless specifically directed by the Trust or allowed under one of the exceptions noted under the Act.

6.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years. Subsequent to the initial three-year term, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

7.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Trust by written notice to USBFS. USBFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS personnel in the establishment of books, records, and other data by such successor.

8.	Early Termination

In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement prior to the end of the term, the Trust agrees to pay the following fees:
a.	all monthly fees through the life of the contract, including the rebate of any negotiated discounts and conversion costs from the prior service provider;

b.	all fees associated with converting services to successor service provider;

c.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

d.	all out-of-pocket costs associated with a-c above
9.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the Slate of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

10.	Data Necessary to Perform Services

The Trust or its agent, which may be USBFS, shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If USBFS is also acting in another capacity for the Trust, nothing herein shall be deemed to relieve USBFS of any of its obligations in such capacity.

11.	Assignment

This Agreement may not be assigned by either party without the prior written consent of the other party.

12.	Notices

Any notice required or permitted to be given by cither party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:
        Notice to USBFS shall be sent to:
U.S. Bancorp Fund
Services, LLC 615
East Michigan Street
Milwaukee, Wl 53202
        and notice to the Trust shall be sent to:
Quaker Funds,
Inc. 309
Technology
Drive Malvern,
PA 19355
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

QUAKER INVESTMENT TRUST U.S.			BANCORP FUND SERVICES, LLC

By:	/s/ Justin Brundage		By:	/s/ Michael R. McVoy

	Name:	Justin Brundage		Name:	Michael R. McVoy
	Title:	Secretary		Title:	Sr. Vice President

Exhibit A
To the
Blue Sky Compliance Servicing Agreement
Separate Series of Quaker Investment Trust

Name of Series	Date Added
Quaker Strategic Growth Fund	November 2006
Quaker Core Equity Fund	November 2006
Quaker Small-Cap Growth Fund	November 2006
Quaker Capital Opportunities Fund	November 2006
Quaker Biotech Pharma-Helathcare Fund	November 2006
Quaker Mid-Cap Value Fund	November 2006
Quaker Small-Cap Fund	November 2006
Quaker Core Value Fund	November 2006
Quaker Money-Market Primary I Fund	November 2006
Quaker Money-Market Primary II Fund	November 2006
Quaker Global Growth Fund	November 2006

Exhibit B
To the
Blue Sky Compliance Servicing Agreement
U.S. BANCORP FUND SERVICES, LLC
BLUE SKY COMPLIANCE SERVICES
ANNUAL FEE SCHEDULE at November, 2006
Blue Sky Compliance Service Charges
Base Fee — $1,500 per month plus $65 per permit per year
Permit conversion/setup fee — waived
Extraordinary services — quoted separately
Plus out-of-pocket expenses, including but not limited to:
•	Postage, Stationary

•	Programming, Special Reports

•	Retention of records

•	File transmission charges

•	Federal and state regulatory filing fees

•	Expenses from board of directors meetings

•	Auditing and legal expenses

•	Blue Sky conversion expenses

•	All other out-of-pocket expenses
     Fees are billed monthly